EXHIBIT 5.1

                                October 29, 1997

TRIAD Medical Inc.
23161 Mill Creek Drive, Suite 300
Laguna Hills, CA 92653

         Re:      Opinion as to Legality of Common Stock of TRIAD Medical Inc.

Gentlemen:

         We have examined the certificate of incorporation and bylaws, both as amended to date, and the corporate proceedings of TRIAD Medical Inc., a Delaware corporation ("Company"), relating to the registration under the Securities Act of 1933, as amended, of 4,600,000 shares of Common Stock, $.001 par value, which are being registered on behalf of the Company and have made such other examinations as we deem necessary in the premises, and from such examinations we are of the opinion that:

         1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.

         2. The certificates for the Common Stock of the Company are in due and proper form; and the up to 4,600,000 shares (consisting of 4,000,000 firm shares and up to 600,000 additional shares contingently issuable upon exercise of the underwriters' over allotment option) of Common Stock to be sold by the Company will, when issued, be validly issued, fully paid and non-assessable outstanding securities of the Company.

         We consent to the use of this opinion and the reference to our firm in the Registration Statement and Prospectus.

                                                  Very truly yours,

                                                  /s/ Porter & Hedges, L.L.P.

                                                  PORTER & HEDGES, L.L.P.